WY Biotech Co. Ltd.
1115-1118 Tower A
No. 500 Yunjin Road
Xuhui, Shanghai
China

HCW Biologics Inc.
2929 North Commerce Parkway
Miramar, FL 33025
USA

May 30, 2025

Dear Nicole,

Thank you for the further information and explanation. Upon review, WY hereby confirms that we have received and accepted HCW's Technology Transfer Report as received on May 13, 2025. WY also confirms and certifies that HCW has fulfilled its responsibilities and obligations in connection with the Technology Transfer, therefore the Completion of Technology Transfer has been fulfilled pursuant to the Agreement of November 17, 2024 ("Agreement"), and the Letter Agreement of March 17, 2025 ("Letter"). WY will not be terminating the Agreement on or before June 13, 2025 and hereby waives the early termination provision of the Letter. Therefore, as a result of WY's acceptance of the Completion of Technology Transfer, WY is financially obligated to HCW, as detailed in the Agreement, including the $7 million dollars in upfront payment. The Agreement and its amendments, and Letter Agreement of March 17, 2025 remain valid.

I look forward to moving to the next stage.

Best,

Roger Lu, CEO